Exhibit 11

                                    KSW, INC.
                     STATEMENT REGARDING COMPUTATION OF NET
                               EARNINGS PER SHARE

      See Note 9 to the accompanying consolidated financial statements for information related to the calculation of basic and diluted earnings per share.